Exhibit 10.25

First Amendment

Employment Agreement

THIS AMENDMENT, made and entered into as of the 17th day of January, 2012, by and between Polonia Bank, a federally-chartered savings bank (the “Bank”) and Kenneth J. Maliszewski, an employee of the Bank (the “Executive”).

WHEREAS, the Executive and the Bank entered into an amended and restated employment agreement, dated as of December 16, 2008 (the “Agreement”); and

WHEREAS, the Executive and the Bank desire to amend the Agreement to make certain changes to the Bank’s potential severance obligations under the Agreement and to reflect certain changes attributable to financial regulatory reform; and

WHEREAS, Section 21 of the Agreement provides that the parties may amend the Agreement from time to time.

ACCORDINGLY, the Agreement is hereby amended, effective as of January 17, 2012, as follows:

First Change

Section 11(f)(ii) of the Agreement is deleted in its entirety and replaced with the following new Section 11(f)(ii):

“Subject to Section 12 of this Agreement, in the event of termination under this Section 11(f), Executive will receive an amount equal to his base salary and the value of employer contributions to benefit plans in which Executive participated upon termination that would have been paid or provided to Executive for a period of one year from the date of his termination of employment, paid in one lump sum within ten (10) calendar days of his termination. Executive will also continue to participate in any benefit plans of the Bank that provide medical, dental and life insurance coverage for a period of one year from the date of his termination of employment, under terms and conditions no less favorable than the most favorable terms and conditions provided to senior executives of the Bank during the same period. If the Bank cannot provide such coverage because Executive is no longer an employee, the Bank will provide Executive with comparable coverage on an individual policy basis or the cash equivalent.”

Second Change

Section 26(e) of the Agreement is deleted in its entirety and replaced with the following new Section 26(e):

“All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Bank (1) by the director of the Office of the Comptroller of the Currency (the “OCC”) or his or her designee (the “Director”), at the time the OCC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Bank when the Bank is determined by the Director to be in an unsafe and unsound condition. Any rights of Executive that have already vested, however, shall not be affected by such action.

IN WITNESS WHEREOF, the parties hereto each acknowledge that each has carefully read this amendment to the Agreement and executed the original on the date indicated.

POLONIA BANK

/s/ Elaine L. Milione	/s/ Paul D. Rutkowski
Witness	For the Company

January 17, 2012
Date

EXECUTIVE

/s/ Lynn Lucia	/s/ Kenneth J. Maliszewski
Witness	Kenneth J. Maliszewski

January 17, 2012
Date